EXHIBIT 5 Opinion and Consent of Stoecklein Law Group

Stoecklein Law Group, a Professional Corporation

Practice Limited to Federal Securities

Emerald Plaza	Telephone: (619) 595-4882
402 West Broadway	Facsimile: (619) 595-4883
Suite 400	email: djs@slgseclaw.com
San Diego, California 92101	web: www.slgseclaw.com

March 31, 2004

Board of Directors

PETROL OIL AND GAS, INC.

2300 Patrick Lane, Suite 26

Las Vegas, Nevada 89119

RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

We are counsel to Petrol Oil and Gas, Inc. (the "Company") in connection with the filing on or about March 31, 2004 of its registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act") and the rules and regulations promulgated thereunder (the "Rules and Regulations"). The Registration Statement relates to nine hundred fifty thousand (950,000) shares of the common stock, par value $0.001 per share, of the Company (the "Company Stock"), which may be issued to eligible participants under the 2002 Stock Option Plan and two hundred fifty thousand (250,000) shares of the common stock, par value $0.001 per share, of the Company Stock which may be issued to eligible participants in the 2004 Consultant and Employee Stock Compensation Plan (collectively the "Plan") of the Company. The Plans are not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

This opinion, given as of the date hereof, is based upon facts and conditions presently known and laws and regulations presently in effect, and is being delivered pursuant to Item 601 of Regulation S-B under the Act.

As counsel to the Company and in rendering this opinion, we have examined each Plan documents and other related written documentation as we have deemed necessary or appropriate to provide on a basis of the opinion set forth below. In our examination, we have assumed the conformity to original documents submitted to us as photostatic copies, the genuineness of all signatures and the taking of all required corporate action in relation with the Plans.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, if issued and sold as described in the Registration Statement (provided that at least par value is paid for the shares): (i) will have been duly authorized, legally issued, fully paid and nonassessable, (ii) when issued will be a valid and binding obligation of the corporation, and (iii) do not require a permit from any governmental agency.

This opinion does not cover any matters related to any re-offer or re-sale of the Shares by the Plans Beneficiaries, once issued pursuant to either of the Plans as described in the Registration Statement.

Our opinion is subject to the qualification that no opinion is expressed herein as to the application of the state securities or Blue-Sky laws.

This Opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

We are members of the bar of the State of California and the opinion set forth herein is limited to matters governed by the Federal laws of the United States of America. This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement pursuant to the Act and the Rules and Regulations and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption "Legal Opinion" therein.

Yours Very Truly,

/s/ Donald J. Stoecklein

Stoecklein Law Group